LEGG MASON GLOBAL TRUST, INC.

                                     FORM OF
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

      Legg Mason Global Trust, Inc. hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of its current operating series, Legg Mason Emerging Markets Trust, Legg Mason Global Government Trust and Legg Mason International Equity Trust, and any series that may be established in the future (referred to hereinafter collectively as the "Funds" and individually as a "Fund").


A.    GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
      ------------------------------------------------

          1. PRIMARY CLASS SHARES.  Primary   Class  shares  of  each  Fund  are
offered and sold without imposition of an initial sales charge or a contingent deferred sales charge.

      Primary Class shares of each Fund are available to all investors except those qualified to purchase Navigator Class shares.

      Primary Class shares of Legg Mason Emerging Markets Trust are subject to an annual distribution fee of up to 0.75% of the average daily net assets of the Primary Class shares of that Fund and an annual service fee of 0.25% of the average daily net assets of the Primary Class shares of that Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

      Primary Class shares of Legg Mason Global Government Trust are subject to an annual distribution fee of up to 0.50% of the average daily net assets of the Primary Class shares of that Fund and an annual service fee of 0.25% of the average daily net assets of the Primary Class shares of that Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

      Primary Class shares of Legg Mason International Equity Trust are subject to an annual distribution fee of up to 0.75% of the average daily net assets of the Primary Class shares of that Fund and an annual service fee of 0.25% of the average daily net assets of the Primary Class shares of that Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

      2. NAVIGATOR CLASS SHARES. Navigator Class shares are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge and are not subject to any service or distribution fees.

      Navigator Class shares of each Fund are available for purchase only: (i) by institutional clients of the Fairfield Group, Inc. ("Fairfield") for investment of their own funds and funds for which they act in a fiduciary capacity; (ii) by clients of Legg Mason Trust Company ("Trust Company") for

Legg Mason Global Trust, Inc.
Multiple Class Plan
Page 2


which Trust Company exercises discretionary investment management responsibility; (iii) by qualified retirement plans managed on a discretionary basis and having net assets of at least $200 million; (iv) by the Legg Mason Profit Sharing Plan and Trust; and (v) by ERISA clients of Bartlett & Co. that were shareholders of Bartlett Short Term Bond Fund or Bartlett Fixed Income Fund on December 19, 1996. Navigator Class shares are also available for purchase by exchange, as described below.



B.    EXPENSE ALLOCATIONS OF EACH CLASS:
      ----------------------------------

      Certain expenses may be attributable to a particular Class of shares of each Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

      In addition to the distribution and service fees described above, each Class may also pay a different amount of the transfer agency fees identified as being attributable to a specific Class. All other expenses are allocated between the classes on the basis of their relative net assets.


C.    EXCHANGE PRIVILEGES:
      --------------------

      Primary Class and Navigator Class shares of each Fund may be exchanged for shares of the corresponding Class of other Legg Mason funds, or may be acquired through an exchange of shares of the corresponding Class of other Legg Mason funds.

      Legg Mason U.S. Government Money Market Portfolio, Legg Mason Cash Reserve Trust and Legg Mason Tax Exempt Trust (collectively referred to as "Legg Mason Money Market Funds") currently offer only one class of shares. So long as a Legg Mason Money Market Fund offers only a single class of shares, Primary Class and Navigator Class shares of each Fund may be exchanged for shares of that Legg Mason Money Market Fund, or may be acquired through an exchange of shares of that Money Market Fund.

      These exchange privileges may be modified or terminated by a Fund in certain instances, and exchanges may be made only into funds that are legally available for sale in the investor's state of residence.


D.    CLASS DESIGNATION:
      ------------------

      Subject  to  approval  by the  Board of  Directors,  a Fund may  alter the

Legg Mason Global Trust, Inc.
Multiple Class Plan
Page 3

nomenclature for the designations of one or more of its Classes of shares.


E.    ADDITIONAL INFORMATION:
      -----------------------

      This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Fund contains additional information about the Classes and each Fund's multiple class structure.


F.    DATE OF EFFECTIVENESS:
      ----------------------

      This Multiple Class Plan is effective on ________________.



-----------------------                         ------------------------------
      Date                                            Marie K. Karpinski